Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Volition Rx 2015 Stock Incentive Plan, as amended, of VolitionRX Limited of our report dated March 11, 2016, with respect to the consolidated financial statements of VolitionRX Limited included in its Annual Report (Form 10-K) for the years ended December 31, 2015 and 2014, filed with the Securities and Exchange Commission.

/s/ Sadler, Gibb and Associates, LLC

SADLER, GIBB AND ASSOCIATES, LLC

Salt Lake City, Utah

October 14, 2016

office

801.528.9222

fax

801.528.9223

www.sadlergibb.com / 170 South Main Street Suite 1120, Salt Lake City, UT 84101